AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 (the “Amendment”), made and entered into as of March 19, 2019, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Jacobs Levy Equity Management, Inc., a New Jersey corporation (“Subadviser”), dated February 15, 2017, as amended July 13, 2018 (the “Agreement”).

WHEREAS, Investment Manager desires to retain Subadviser to provide investment advisory services to an additional mutual fund, Variable Portfolio – Partners Core Equity Fund, and Subadviser is willing to render such investment advisory services; and

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto, to add, effective May 20, 2019, Variable Portfolio – Partners Core Equity Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Inclusion of Additional Fund. All references to the “Fund” in the Agreement shall mean, and it hereby does mean, each “Fund” identified on the amended Schedule A attached to this Amendment.

Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as new paragraph (vi):

“(vi)

Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objective, policies and restrictions. To the extent applicable, Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.”

3.	Duration and Termination. Section 9(a) shall be, and hereby is, deleted and replaced with the following:

“Unless sooner terminated as provided herein, this Agreement, with respect to each Fund identified on Schedule A (as amended from time to time), shall continue from the date of its execution only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and if applicable, any guidance provided or relief granted by the SEC. Thereafter, if not terminated with respect to a Fund, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. If such approval is not granted for any Fund for any 12-month period, the Investment Manager shall notify the Subadviser, and this Agreement, with respect to any such Fund, shall terminate upon the effective date stated in the notice, which shall be no earlier than the date of receipt by the Subadviser of such notice.

4.

Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

[REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Jacobs Levy Equity Management, Inc.

By:	/s/ David Weiss	By:	/s/ Kenneth N. Levy
	Signature		Signature

Name:	David Weiss	Name:	Kenneth N. Levy
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

SCHEDULE A AS OF MARCH 20, 2019

[REDACTED DATA]